Exhibit 10.17

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (this “Agreement”) is entered into effective as of January 1, 2018 (the “Effective Date”) by and among PGT Innovations, Inc., a Delaware corporation (“Company”) and Rod Hershberger, the Company’s recently-retired Chief Executive Officer (“Contractor”, and together with the Company, the “Parties”).

Background

The Parties to this Agreement desire for Company to engage Contractor under the legal relationship of an independent contractor according to the terms and conditions of this Agreement, for the provision of the services described herein, including on Schedule 1 hereto (collectively, the “Services”).

Now, therefore, in consideration of the mutual premises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both Parties hereto, the Parties, intending to be legally bound, hereby agree as follows:

Terms

1.    Term. Company agrees to engage Contractor, and Contractor agrees to be so engaged, for a period of twelve (12) months commencing on the Effective Date (the “Term”), unless the Agreement is terminated prior to that expiration date, in accordance with the termination provisions set forth herein. Upon the expiration of the Term, the Company’s Chief Executive Officer, Board of Directors and Contractor shall review together whether this Agreement shall be renewed and the terms and conditions of any such renewal. This Agreement shall not be renewed without the prior written approval of the Company’s Board of Directors, and the Company’s Board of Directors shall have the ultimate authority, in its discretion, to determine whether to renew or extend this Agreement, and the terms and conditions of any such renewal or extension.

2.    Compensation. Contractor shall receive Twenty-Nine Thousand One Hundred Sixty-Six and 67/100 ($29,166.67) per month for all Services rendered pursuant to this Agreement. That amount is separate from, and does not include, any compensation paid to Contractor for his role as a non-employee member and chairman of the Company’s Board of Directors. That consulting fee shall be paid to Contractor within ten business days after the conclusion of the month for which Services were rendered. Company shall reimburse Contractor for all pre-approved, commercially reasonable expenses relating to mileage, entertainment, travel and meals incurred while providing Services to Company. As a former executive of Company, Contractor is eligible to have the Company provide him and his spouse with Company health insurance even though he is no longer an employee and Company shall pay the premiums for said insurance during the Term as further compensation to Contractor for his performance of the Services pursuant to this Agreement, but only for so long as this Agreement is in effect. In the event that the amount of time spent by Contractor performing Services for the Company significantly exceeds forty percent of the amount of time Contractor would perform services for the Company if he was a full time executive officer of the Company, due to a request from the Company’s CEO or its Board of Directors that Contractor perform additional Services, Contractor shall be eligible for a productivity bonus, with the determination of whether to pay any such bonus and the amount and timing of any such bonus to be made in the sole discretion of the Company’s Board of Directors. Contractor shall not be entitled to any other payments or benefits from Company as compensation for the provision of the Services pursuant to this Agreement (as such term is defined herein).

3.    Duties. Contractor shall provide to Company the services described on Schedule 1 hereto, as well as such other services as may be agreed to by Company and Contractor from time to time (collectively, the “Services”). Company shall provide Contractor with the use of an office, computer and phone when Contractor is on-site at Company’s headquarters offices, however it is anticipated that a portion of the time Contractor spends providing the Services will be off site.

4.    Independent Contractor Relationship. It is specifically agreed that the relationship of the Parties hereto shall be that of a company and an independent contractor, and not that of an employer-employee. Therefore, the Parties specifically agree that Company shall have the right of control only to the extent of determining the results to be accomplished by Contractor, but not as to the details and means by which those results shall be accomplished. Contractor is not an employee of Company. Contractor shall be solely responsible for any unemployment compensation contributions, all benefits and any other payroll tax matters as they relate to Contractor. Contractor shall not be considered an employee of Company for federal income tax purposes. In the event that the Internal Revenue Service does not recognize this Agreement as establishing an independent contractor relationship and assesses a deficiency, penalties or interest against Company, then Contractor agrees to indemnify Company for all such amounts. Contractor shall assume full and total responsibility for, and legal liability relating to, all taxes which may be owed as a result of his relationship with Company under this Agreement, including, but not limited to, the payment of self-employment taxes, the payment of any federal and state unemployment taxes, the payment of federal and state estimated income taxes due and payable resulting from the compensation earned, and all other income or employment or contractor-related taxes.

5.    Restrictive Covenants. Contractor recognizes and affirms that all restrictive covenants in existence in his February 2009 employment agreement with the Company, previously executed between Company and Contractor, remain in full force and effect during the term of and for two years after the expiration or termination of this Agreement.

6.    Confidentiality. Contractor acknowledges that Company continually obtains and develops valuable proprietary and confidential information (as further defined below, the “Confidential Information”) which are owned solely by Company, even if created, developed or invented by Contractor, and which may become known to Contractor in connection with this Agreement.

Contractor acknowledges that all Confidential Information is and shall remain the exclusive property of Company. By way of illustration, but not limitation, Confidential Information may include photographs, film, slides, prints, digital and electronic media, designs, patents, inventions, trade secrets, technical information, know-how, research and development activities of Company, product and marketing plans, customer and supplier information, and information disclosed to Company or to Contractor by third parties of a proprietary or confidential nature or under an obligation of confidence.

Contractor agrees that he shall not, during the Term and thereafter, publish, disclose, or otherwise make available to any third party any Confidential Information of or about Company except as expressly authorized in writing by Company. Contractor agrees that Contractor shall use such Confidential Information only in the performance of his duties for Company and in accordance with any Company policies regarding the protection of Confidential Information. Contractor agrees not to use such Confidential Information for his own benefit or for the benefit of any other person or business entity.

Contractor agrees to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in his possession from any unauthorized discovery by or disclosure to any third party. Contractor further agrees not to remove any Confidential Information from Company’s premises except to the extent necessary to provide services to Company. Upon the termination of Contractor’s relationship with Company, or at any time upon Company’s request, Contractor shall return immediately to Company any and all materials containing any Confidential Information then in his possession or control.

Confidential Information shall not include information that (a) is or becomes generally known within Company’s industry through no fault of Contractor; (b) was already known to the Contractor at the time it was disclosed to him as evidenced by Contractor’s written records at the time of disclosure; (c) is lawfully and in good faith made available to Contractor by a third party who did not derive it from Company, and who was not under a statutory, common law, contractual, fiduciary or other obligation or duty to refrain from disclosing the information to Contractor; or (d) is required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to Company so that Company may seek a protective order or other protection of such Confidential Information.

7.    Intellectual Property. Contractor agrees that any creations, designs, developments drawings, sketches or other work product related to any new products, product improvements, product modifications or similar matters created, developed, designed or made by Contractor pursuant to his engagement with Company, or that are otherwise created, developed, designed, or made when providing Services, are made for the sole and exclusive benefit and ownership of Company and are “works made for hire” and that Company, as the one for whom the works are prepared, shall own all right, title and interest in the works and all such work product of Contractor, including without limitation, all copyright, patent, trademark and other forms of intellectual property rights. Contractor agrees that to the extent that the works are not deemed works made for the sole and exclusive benefit of Company or “works made for hire”, Company shall own all right, title and interest to copyrightable works or any other intellectual property created, developed, made or altered by Contractor during, or related to, Contractor’s engagement and does hereby agree to assign and does hereby assign to Company, its successors, assigns, or nominees, all right, title and interest to said intellectual property or any other new developments relating to any subject matter with which Contractor’s work for Company is, or may be, concerned with, whether or not copyrightable or patentable, which Contractor has made, conceived, created, designed or developed, or hereafter shall make or conceive, design, develop or create, during Contractor’s engagement or association with Company, whether or not such intellectual property is made or conceived in conjunction with others, and whether or not made or conceived in the course of Contractor’s engagement or association with Company or with the use of Company’s time, materials, or facilities. Contractor further agrees that Contractor will, without charge to Company, execute, acknowledge, assign, and deliver such copyrights, assignments, and any such further material as may be necessary to obtain copyright or patent in any country, and vest title thereto in Company, its successors, assigns, or nominees.

Contractor represents and warrants that the works or other intellectual property he creates, develops or makes while performing the Services will be original, will not infringe upon the rights of any third party, and will not have been previously assigned, licensed or otherwise encumbered. To the extent that Contractor utilizes third party agents, Contractor will secure the necessary agreements to assign all intellectual property ownership to Company, but will not use any such third party agents without the Company’s prior written consent.

Contractor further acknowledges that the creations, developments, designs, and works created, conceived or made during his prior employment with Company were for the sole and exclusive benefit and ownership of the Company and were works made for hire and all right, title and interest in such works are owned by Company, including all copyright, patent, trademark and other intellectual property rights.

8.    Specific Performance. With respect to the covenants and agreements of Contractor set forth in Sections 5, 6 and 7 hereof, the parties agree that a violation of such covenants and agreements will cause irreparable injury to Company for which Company will not have an adequate remedy at law, and that Company shall be entitled, in addition to any other rights and remedies it may have, at law or in equity, to obtain an injunction to restrain Contractor from violating, or continuing to violate, such covenants and agreements. In the event Company does apply for such an injunction, Contractor shall not raise as a defense thereto that Company has an adequate remedy at law.

9.    Termination. This Agreement may not be terminated by the Company so long as Contractor is performing the Services to the reasonable satisfaction of the Company and Contractor has not violated or threatening to violate any of the restrictive covenants set forth in this Agreement; provided, however, that in any event, a majority of the members of the Company’s Board of Directors must approve any such for-cause termination of this Agreement by the Company. Contractor shall have the right to terminate this Agreement without cause or reason at any time with sixty days prior written notice to the Company.

10.    Miscellaneous.

(a)    This Agreement sets forth the full and entire understanding and agreement of the parties hereto regarding the subject matters described herein, and on the schedule hereto, and there are no other oral or written agreements or understandings regarding such matters in effect, as this Agreement supersedes all prior agreements, contracts, negotiations and understandings, whether written or oral, related to those subject matters. This Agreement shall not be changed, modified or amended except by a writing signed by all parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth in this Agreement shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same condition, promise, agreement or understanding at a future time.

(b)    This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns. This Agreement may not be assigned by Contractor to any other party; nor may Contractor subcontract or assign the performance of the Services hereunder to any other party.

(c)    If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the invalid provision substantially impairs the benefits of the remaining portions of this Agreement.

(d)    The parties agree that the exclusive jurisdiction and venue of any lawsuit between them arising under this Agreement or the transactions contemplated herein shall be the state courts sitting in Sarasota County, Florida and each of the parties hereby irrevocably agrees and submits itself to the exclusive jurisdiction and venue of such courts for the purposes of such lawsuit. The laws of Florida shall govern this Agreement.

(e)    The headings of the sections hereof are inserted for convenience only and in no way define, limit or prescribe the intent of this Agreement.

(f)    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g)    The parties agree that this Agreement has been prepared as a result of their mutual arms-length negotiation and the Agreement shall, not, in any respect, be interpreted against either party as the purported drafter thereof.

(h)    In the event it should become necessary for any party to retain the services of an attorney to enforce any provision of the Agreement, the non-prevailing party agrees to pay to the prevailing party the costs of any legal proceedings and reasonable attorney and paralegal fees, including any attorney and paralegal fees and costs incurred as a result of an appellate proceeding.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

PGT Innovations , Inc.,

By:	/s/ Jeffrey Jackson
Its: President

CONTRACTOR:

/s/ Rod Hershberger
Rod Hershberger

SCHEDULE 1

SERVICES TO BE PERFORMED

Attending industry and trade association events and meetings on behalf of the Company.

Representing the Company at local business, civic and governmental events and meetings.

Attending customer conferences, events and meetings on behalf of the Company as requested.

Attending Company employee events.

Assisting the CEO in identifying, assessing, evaluating and conducting due diligence regarding potential mergers and acquisitions as requested.

Providing other advice to the CEO on an as-requested basis.